UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	September 4, 2023

Silver bull resources, inc.

(Exact name of registrant as specified in its charter)

Nevada	001-33125	91-1766677
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

777 Dunsmuir Street, Suite 1605 Vancouver BC, Canada		V7Y 1K4
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	604-687-5800

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 4, 2023, Silver Bull Resources, Inc. (the “Company”) entered into a Litigation Funding Agreement (the “Funding Agreement”) with Bench Walk 23P, L.P., a Delaware limited partnership (the “Funder”), for the primary purpose of funding certain legal costs to be incurred by the Company in connection with its previously announced claim (the “Claim”) against the United Mexican States (Mexico) commenced by a Request for Arbitration for breaches of the North American Free Trade Agreement (NAFTA) by way of arbitration under the rules of the World Bank’s International Centre for Settlement of Investment Disputes (ICSID) tribunal.

Pursuant to the Funding Agreement, the Funder agreed to pay up to an aggregate of $9.5 million to fund legal costs and other expenses incurred by the Company in connection with the Claim, including an amount for reasonably incurred day-to-day operating expenses of the Company of between $2.3 million and $3.7 million (depending on the level of expenses incurred in the Claim).

The Company agreed that the Funder shall be entitled to receive a share of any proceeds arising from the Claim (the “Claim Proceeds”) of up to 3.5x the Funder’s capital outlay (or, if greater, a return of 1.0x the Funder’s capital outlay plus 30% of the Claim Proceeds). The actual return to the Funder may be lower than the foregoing amounts depending on how quickly the Claim is resolved.

As security for the Funder’s entitlement to receive a share of the Claim Proceeds under the Funding Agreement, the Company granted to the Funder a security interest in the Claim Proceeds, the Claim, all documents of title pertaining to the Claim, rights under any appeal bond or similar instrument posted by any of the defendants in the Claim, and all proceeds of any of the foregoing.

Pursuant to the Funding Agreement, the Company is required to promptly inform the Funder of any significant developments in the Claim and to take and follow the legal advice of Boies Schiller Flexner (UK) LLP and any replacement or additional solicitor appointed by the Company in respect of the Claim (the “Solicitor”) and counsel at all times (or obtain the consent of the Funder to depart from any such advice), including whether to make or accept any offer to settle the Claim.

The Funding Agreement may be terminated under certain standard and customary circumstances, including (i) if the Funder is not satisfied as to the merits of the Claim or believes the Claim is not commercially viable, in each case as determined in good faith but otherwise in its sole discretion; (ii) if the Company or the Solicitor has made a misrepresentation or is otherwise in breach of any term of the Transaction Documents (as defined in the Funding Agreement) and that misrepresentation or other breach is not reasonably capable of remedy or has not been remedied to the satisfaction of the Funder within 10 business days of that party’s becoming aware of the breach or the Company, or any of its agents or employees, is the subject of a formal finding by a relevant tribunal of dishonesty or corrupt practices in connection with the events giving rise to the Claim; or (iii) if any specified conditions precedent have not been satisfied.

The Funding Agreement also contains other customary terms and conditions, including customary representations, warranties, and covenants from both parties.

Item 7.01	Regulation FD Disclosure.

On September 6, 2023, the Company issued a press release regarding the Funding Agreement. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

The information set forth in this Item 7.01, including the information set forth in Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit No.	Description
99.1	News release, dated as of September 6, 2023
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Silver Bull resources, inc.

Date: September 8, 2023	By:	/s/ Christopher Richards
	Name:	Christopher Richards
	Title:	Chief Financial Officer

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